AVN Communications
225 Gordons Corner Rd, Ste 2G

Manalapan, NJ 07726
Tel: 800-743-1208
Gax: 732-786-9044
www.avn.net

To: Trilogy International
1050 Southwest Chapman Way
Palm City, FL 34990

Attn:  Carol Berardi

Per our previous discussions, we can set up the Trilogy-By-Phone voicemail program with the following pricing structure:

     Note: All time is charged at $.099 per minute for inbound or $.149 per minute for follow-me or calling card.

PRICING:

1. Initial fee will be paid by Trilogy at a rate of $2.00 per customer, including the first 30 minutes of calling time. 2. The monthly recurring fees will be $15.95 with 30 minutes included in the plan. All subscribers must be on automatic credit card or check draft options. 3. A commission of $3.00 per month per subscriber will be paid to Trilogy.

(signature)
Scott Seltzer

AVN Communication

(signature)
Carol Berardi

Trilogy International


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